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                                                                     EXHIBIT 4.3

                           STOCK RESTRICTION AGREEMENT

      This Stock Restriction Agreement (the "Agreement") is made and entered into this ______day of July, 2006, by and among HUDSON VALLEY HOLDING CORP., a New York Corporation having a business address at 21 Scarsdale Road, Yonkers, New York 10707 (the "Company"), and _________________________ (the
"Stockholder"), having a mailing address at __________________________________.

RECITALS

      A. WHEREAS, Stockholder now owns or may hereinafter own shares of common stock of the Company (the "Shares"); and

      B. WHEREAS, Stockholder is acquiring Shares from (i) the Company, or(ii) an individual or entity whose Shares are subject to certain stock restrictions imposed by a certain Stock Restriction Agreement (each of the foregoing being hereinafter referred to as a "Transferor"); and

      C. WHEREAS, the parties acknowledge that the purpose of the Stock Restriction Agreement is to protect and preserve the shareholders mutual interests and the interests of the Company by promoting continuity of share ownership and corporate control by imposing certain restrictions on the transferability of the Shares.

      NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

      1. Right of First Refusal. The Stockholder shall not sell, assign, transfer, give or in any manner dispose of all or any part of his or her Shares, now owned or hereafter acquired, or any right or interest therein, whether voluntarily or by operation of law, without first giving to the Company written notice by Certified or Registered Mail (the "Sale Notice") of his or her receipt of an offer from a prospective purchaser (the "Purchaser"). The Sale Notice must be in writing and must state the name and address of the Purchaser, the number of Shares involved, and the terms of such purchase.

      Within ten (10) days after receipt of the Sale Notice by the Company, the Company, by action of its Board of Directors or its designated committee, may elect to purchase all, but not less than all, of such Shares offered for disposition (the "Disposition Shares"), or may elect to designate a person, including an officer, director or employee of the Company, to purchase all but not less than all of said Disposition Shares. The purchase price of any Disposition Shares purchased under the terms of this Agreement shall be on the same terms and conditions as that offered by the Purchaser.

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2. Termination of Restrictions. If all of the Disposition Shares are not
purchased by the Company or its designee in accordance with the provisions of Paragraph 1 hereof, then all restrictions imposed by this Agreement upon the Disposition Shares shall terminate and the Stockholder desiring to make a disposition therefor shall be free to sell the Disposition Shares to the Purchaser at the price and terms set forth in the original offer, at any time within twenty (20) days thereafter; provided, however, that at the end of the twenty (20) day period, all restrictions shall again be applicable in the same manner and under the same terms as set forth in this Agreement.

      3. Terms of the Purchase

            A. Closing. The consummation of the purchase and sale of the Disposition Shares shall be referred to as the "Closing", and shall take place at a time and place as to which the parties shall agree, but in no event shall it occur more than twenty (20) days after the Company receives the Sale Notice pursuant to Paragraph 1 of this Agreement.

            B. Transfer of Disposition Shares. At such time as the agreed consideration has been paid and delivered to the selling Stockholder, the Disposition Shares shall be transferred to the Purchaser.

            C. Payment of Purchase Price. The purchase price for any Disposition Shares purchased by the Company pursuant to this Agreement shall be paid in funds deemed acceptable by the Company.

            D. Purchaser's Obligations. Any transfer of Disposition Shares is contingent upon proper execution of the Company's Stock Restriction Agreement by the Purchaser.

      4. Endorsement on Share Certificate. Each certificate representing Shares of the Company shall have endorsed conspicuously on its face a legend in substantially the following form:

            (i) THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANS- FERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRA- TION STATEMENT UNDER THE SECURITIES ACT OF 1933 ("THE ACT"), OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

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            (ii)  THE OFFER, SALE, TRANSFER, OR OTHER DISPOSITION OF THE SHARES
                  REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND SUBJECT TO THE TERMS OF THAT CERTAIN STOCK RESTRICTION AGREEMENT INCLUDING ANY AMENDMENTS THERETO, AND MAY NOT BE AFFECTED IN CONTRAVENTION OF THE PROVISIONS OF SUCH AGREE- MENT. A COPY OF SUCH AGREEMENT WILL BE FURNISHED TO THE HOLDER HEREOF BY THE SECRETARY OF THE COMPANY UPON WRITTEN REQUEST.

      5. Miscellaneous

            A. Binding Effect. This Agreement shall be binding upon the parties to this Agreement and upon their respective heirs, successors and/or assigns.

            B. No Waiver. No waiver of any breach or default under this Agreement shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

            C. Amendment. This Agreement may only be amended by written instrument executed by both parties hereto.

            D. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the transaction contemplated pursuant to this Agreement, and supersedes all prior agreements, arrangements and understandings related to its subject matter among the parties.

            E. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute the same document.

            F. Governing Law. The Laws of the State of New York shall govern this Agreement and the construction of its terms. If any provision is unenforceable or invalid for any reason, the remainder of this Agreement shall continue in effect.

            G. Enforcement. If a Stockholder proposes to make a transfer of any Shares by assignment, sale, gift or other transfer in violation of the terms of this Agreement, the Company may apply to any court for injunctive order prohibiting such proposed transfer except in compliance with the terms of this Agreement. The Company may institute or maintain proceedings against the violating Stockholder to compel specific performance of this Agreement. Any attempt to transfer the Shares in violation of this Agreement shall be void.

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            H. Notices. Any notice required or permitted to be given under this
Agreement shall be sufficient if in writing and if sent by Certified or Registered Mail to:

                            As to the "Company" to:
                            Chairman of the Board
                            Hudson Valley Holding Corp.
                            21 Scarsdale Road
                            Yonkers, New York 10707

                            As to the "Stockholder" to:
                            {REGISTRATION/STOCKHOLDER NAME}
                            Registered address

      Any party, by notice as provided above, may change the address to which his, her, or its future notices shall be sent.

      IN WITNESS WHEREOF, the Company and the Stockholder have executed this Agreement effective as of the date first above written.

                                        HUDSON VALLEY HOLDING CORP.

                                        BY:  __________________________________
                                             JAMES J. LANDY, PRESIDENT & C.E.O.

                                        STOCKHOLDER:

                                        BY:  __________________________________
                                             {REGISTRATION NAME IF INDIVIDUAL/
                                NAME OF AUTHORIZED SIGNED AND CAPACITY IF
                                TRUST/COMPANY/CUSTODIAN ETC.}

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STATE OF NEW YORK        )
                          SS.:
COUNTY OF WESTCHESTER    )

      On the       day of May 2006, before me personally came James J. Landy, to me known, who, being by me duly sworn, did depose and say that he resides at 25 Constant Avenue, Yonkers, NY 10701; that he is the President and C.E.O. of HUDSON VALLEY HOLDING CORP., the Corporation described in and which executed the foregoing instrument; that he knows the seal of said Corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said Corporation, and that he signed his name thereto by like order.

                                             __________________________________

STATE OF                 )
                          SS.:
COUNTY OF                )

      On the        day of May 2006, before me personally came {STOCKHOLDER
NAME} to me known to be the individual described in and who executed the foregoing instrument, and acknowledged that he executed the same.

                                             __________________________________

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